Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS RECORD OPERATING RESULTS

FOR THE 2022 SECOND QUARTER

Achieves All-Time Highest Quarterly EBITDA in Company History

OKLAHOMA CITY, Oklahoma…July 27, 2022…LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the second quarter ended June 30, 2022.

Second Quarter 2022 Highlights

•	Net sales of $284.8 million compared to $140.7 million in the second quarter of 2021
•	Adjusted EBITDA(1) of $158.1 million compared to $46.0 million in the second quarter of 2021
•	Adjusted EBITDA(1) margin of 55.5% compared to 32.7% in the second quarter of 2021
•	Adjusted EPS(1) of $1.22 in the second quarter of 2022
•	Cash Flow from Operations of $135.3 million and Capital Expenditures of $8.2 million
•	Total liquidity of over $500 million as of June 30, 2022
•	Authorized and commenced share repurchases under a $50 million buyback program
•	Announced feasibility study for a green ammonia project at Pryor Facility

“We had another quarter of record results with significant year-over-year growth in net sales, adjusted EBITDA and EPS,” stated Mark Behrman, LSB’s President and CEO. “We benefitted from higher selling prices compared to last year, and our strategic commercial initiatives enabled us to optimize our sales mix in the face of a dynamic market environment.  Nitrogen pricing declined through the second quarter from April’s peak levels.  This decline was largely due to a combination of wet weather throughout the corn belt, which delayed the fertilizer application season, along with the typical drop in fertilizer demand headed into the summer season.  Even so, pricing remains well above year ago levels and there are multiple supply and demand factors currently at play that we expect will support strong pricing for the remainder of 2022 and for 2023, if not longer, even in the event of a recession.”

Mr. Behrman continued, “Our robust second quarter cash flow further enhanced our balance sheet, putting us in a financial position that we expect will enable us to pursue growth opportunities while at the same time, weather a potential economic downturn.  In May our Board authorized a $50 million stock repurchase program to return capital to shareholders by taking advantage of the value opportunity they believe currently exists with our shares.  Over the longer term, we believe we have an opportunity to drive shareholder value through debottlenecking projects that we are evaluating.  These projects can materially increase the production capacities of our facilities, enhancing our profit margins as we capitalize on the operating leverage inherent in our business model.  We expect to formalize our debottlenecking plans by

(1	) This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section

_______________________________________________________________________________________________________________________________

the end of this year and anticipate moving forward on one or more of these projects in early 2023.  In addition, we continue to advance our decarbonization activities.   Following our late-April announcement of our CO2 capture and sequestration or ‘blue’ ammonia project at our El Dorado facility, in late May we announced a feasibility study for a zero-carbon or ‘green’ ammonia project at our Pryor facility.  We look forward to providing updates on both of these exciting industry-leading initiatives as we make progress towards initial production of low and no carbon ammonia that we expect will be in high demand for use in a variety of critical applications in the years to come.”

Second Quarter Results Overview

	Three Months Ended June 30,
Product (Gross Sales)	2022	2021	% Change
AN & Nitric Acid	$96,142	$56,739	69%
Urea ammonium nitrate (UAN)	76,986	29,899	157%
Ammonia	89,444	38,541	132%
Other	22,231	15,517	43%
	$284,803	$140,696	102%

Comparison of 2022 to 2021 quarterly periods:

•

Net sales increased during the quarter driven by stronger pricing for all of our products for sales made at both spot pricing as well as those related to a rise in the Tampa ammonia benchmark price, to which many of our contracts are tied.  The benefit of stronger pricing was partially offset by lower sales volumes due, in part, to the impact of wet weather in certain areas of the U.S., and dry conditions in other areas, on fertilizer purchases by farmers.

•	The year-over-year improvement in operating income and adjusted EBITDA primarily resulted from higher selling prices, partially offset by higher natural gas feedstock prices and lower sales volumes.

The following tables provide key sales metrics for our products:

	Three Months Ended June 30,
Key Product Volumes (short tons sold)	2022	2021	% Change
AN & Nitric Acid	162,014	186,962	(13) %
Urea ammonium nitrate (UAN)	130,561	121,995	7%
Ammonia	75,526	84,540	(11) %
	368,101	393,497	(6) %

Average Selling Prices (price per short ton) (A)
AN & Nitric Acid	$ 525	$ 259	103%
Urea ammonium nitrate (UAN)	$ 553	$ 231	139%
Ammonia	$ 1,164	$ 441	164%

(A)    Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

Three Months Ended June 30,
	2022	2021	% Change
Average Benchmark Prices (price per ton)
Tampa Ammonia (MT) Benchmark	$ 1,257	$ 545	131%
UAN Southern Plains	$ 612	$ 342	79%

Input Costs
Average natural gas cost/MMBtu	$ 7.15	$ 2.78	157%

Financial Position and Capital Expenditures

As of June 30, 2022, our total liquidity was over $500 million, including $450.8 million in cash and short-term investments and approximately $63.4 million of borrowing availability under our Working Capital Revolver. Total long-term debt, including the $11.0 million current portion, was $715.4 million on June 30, 2022 compared to $527.6 million on December 31, 2021.

Interest expense for the both the second quarter of 2022 and 2021 was $12.3 million.

During the second quarter we repurchased approximately $13 million of the Company’s stock at an average price of approximately $18 per share under the $50 million share repurchase plan authorized by our Board of Directors on May 16, 2022.

Capital expenditures were approximately $8.2 million for the second quarter of 2022.  For the full year 2022, total capital expenditures are expected to be approximately $65 million.

Outlook

A variety of factors suggest that demand for fertilizers should continue to be robust, and fertilizer pricing should remain above historical averages for the rest of 2022, and full year 2023.  The U.S. corn belt had a very wet spring, causing farmers to forego their typical pre-planting fertilizer application and contributing to a near all-time high spike in corn prices during April and May.  As growing weather improved during June, corn prices retreated from peak levels, but continue to sit well above historical averages.  As a result, farmer income is likely to continue to be healthy, encouraging investment in fertilizers in order to maximize yield to capitalize on strong corn pricing.  The elevated corn price environment appears to have the underpinnings to persist given high levels of U.S. ethanol demand and the impact of dry conditions in South America and the Western U.S. on global corn supplies. Demand for corn from China for use as animal feed remains high as well.  While the third quarter is typically marked by limited fertilizer activity as planted corn matures, demand for agricultural ammonia could be strong in the fourth quarter, after the harvest, as farmers seek to replenish the nutrients in their soil in advance of the spring 2023 planting season, particularly given the diminished pre-plant application earlier this year.

Domestic natural gas prices are well above where they were at this time a year ago.  However, selling prices for our products have increased by a significant multiple of the increase in gas cost over the same period.  We expect this to translate into continued strong margins over the course of 2022 and likely

throughout 2023.    Natural gas costs in Europe have rebounded to near the peak levels reached this past March causing ammonia production at some European facilities to shut down again in the face of prohibitively high feedstock costs.  As such, U.S. producers remain at a significant production cost advantage and the global ammonia supply constraint should serve as the foundation for continued elevated nitrogen pricing.

Significantly exacerbating the aforementioned factors contributing to increased corn and fertilizer prices is the impact of the Russian invasion of Ukraine.  Ukraine is one of the world’s largest exporters of corn while Russia is among the world’s largest exporters of wheat and ammonia.  The current unstable geopolitical situation in that region could potentially disrupt the global supply of these products for the balance of 2022 and 2023.

Sales volumes for our industrial business have remained stable despite weakening forecasts for economic growth.  Demand for nitric acid, a product with a broad range of applications, continues to be strong and our large long-term nitric acid contract helps protect us on the downside in the event that some end markets are impacted by a potential recession.  Pricing for our industrial sales remains well above year ago levels, reflecting competition from fertilizer demand and other nitrogen demand and the continued strength in the Tampa ammonia price to which a number of our industrial product contracts are indexed.  With respect to U.S. natural gas feedstock price volatility, many of our industrial product contracts are cost-plus in nature enabling us to pass through increases in gas costs.

Conference Call

LSB’s management will host a conference call covering the second quarter results on Thursday, July 28, 2022 at 10:00 am ET / 9:00 am CT to discuss these results and recent corporate developments.  Participating in the call will be President & Chief Executive Officer, Mark Behrman and Executive Vice President & Chief Financial Officer, Cheryl Maguire. Interested parties may participate in the call by dialing (866) 682-6100 / (404) 267-0373.  Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.  To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers primarily throughout the United States. Committed to improving the world by setting goals that will reduce our environmental impact on the planet and improve the quality of life for all of its people, the Company is well positioned to play a key role in the reduction of global carbon emissions through its planned carbon capture and sequestration, and zero carbon ammonia strategies.  Additional information about LSB can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including the effects of the COVID-19 pandemic and anticipated performance based on our growth and other strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or actual achievements to differ materially from the results, level of activity, performance or anticipated achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, business and market disruptions related to the COVID-19 pandemic, market conditions and price volatility for our products and feedstocks, as well as global and regional economic downturns, including as a result of the COVID-19 pandemic, that adversely affect the demand for our end-use products; disruptions in production at our manufacturing facilities and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC).

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

See Accompanying Tables

Company Contact: Cheryl Maguire, Executive Vice President & CFO (405) 510-3524 Fred Buonocore, CFA, Vice President of Investor Relations (405) 510-3550 fbuonocore@lsbindustries.com

LSB Industries, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(In Thousands, Except Per Share Amounts)
Net sales	$284,803	$140,696	$483,784	$238,812
Cost of sales	141,879	105,688	250,130	195,744
Gross profit	142,924	35,008	233,654	43,068

Selling, general and administrative expense	9,638	8,545	20,573	17,338
Other expense (income), net	628	6	452	(257)
Operating income	132,658	26,457	212,629	25,987

Interest expense, net	12,307	12,290	22,262	24,662
Loss (gain) on extinguishment of debt	—	(10,000)	113	(10,000)
Non-operating other expense (income), net	(3,430)	745	(3,408)	1,140
Income before provision (benefit) for income taxes	123,781	23,422	193,662	10,185
Provision (benefit) for income taxes	20,382	(248)	31,497	(206)
Net income	103,399	23,670	162,165	10,391

Dividends on convertible preferred stocks	—	75	—	150
Dividends on Series E redeemable preferred stock	—	10,213	—	19,724
Accretion of Series E redeemable preferred stock	—	513	—	1,024
Net income attributable to participating securities	—	223	—	—
Net income (loss) attributable to common stockholders	$103,399	$12,646	$162,165	$(10,507)

Income (loss) per common share:
Basic:
Net income (loss)	$1.17	$0.34	$1.84	$(0.28)

Diluted:
Net income (loss)	$1.15	$0.32	$1.81	$(0.28)

Adjusted Net Income and Adjusted EPS (1)
Adjusted net income attributable to common stockholders	$103,399	$23,372	$162,165	$10,241
Other adjustments	5,782	3,018	9,413	4,071
Adjusted net income	$109,181	$26,390	$171,578	$14,312

Adjusted net income per common share excluding other adjustments (1)	$1.22	$0.67	$1.91	$0.37

(1)This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section

LSB Industries, Inc.

Consolidated Balance Sheets

(Information at June 30, 2022 is unaudited)

	June 30,	December 31,
	2022	2021
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$125,231	$82,144
Short-term investments	325,566	—
Accounts receivable	97,406	86,902
Allowance for doubtful accounts	(652)	(474)
Accounts receivable, net	96,754	86,428
Inventories:
Finished goods	34,144	14,688
Raw materials	1,831	1,895
Total inventories	35,975	16,583
Supplies, prepaid items and other:
Prepaid insurance	6,174	14,244
Precious metals	13,929	14,945
Supplies	27,263	26,558
Other	7,134	2,234
Total supplies, prepaid items and other	54,500	57,981
Total current assets	638,026	243,136

Property, plant and equipment, net	839,411	858,480

Other assets:
Operating lease assets	27,056	27,317
Intangible and other assets, net	3,221	3,907
	30,277	31,224

	$1,507,714	$1,132,840

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

(Information at June 30, 2022 is unaudited)

	June 30,	December 31,
	2022	2021
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$69,308	$49,458
Short-term financing	5,682	12,716
Accrued and other liabilities	31,325	33,301
Current portion of long-term debt	10,977	9,454
Total current liabilities	117,292	104,929

Long-term debt, net	704,427	518,190

Noncurrent operating lease liabilities	18,681	19,568

Other noncurrent accrued and other liabilities	523	3,030

Deferred income taxes	57,232	26,633

Commitments and contingencies

Stockholders' equity:
Common stock, $.10 par value; 150 million shares authorized, 91.2 million shares issued	9,117	9,117
Capital in excess of par value	495,330	493,161
Retained earnings (accumulated deficit)	130,910	(31,255)
	635,357	471,023
Less treasury stock, at cost:
Common stock, 2.3 million shares (1.4 million shares at December 31, 2021)	25,798	10,533
Total stockholders' equity	609,559	460,490
	$1,507,714	$1,132,840

LSB Industries, Inc.

Non-GAAP Reconciliations

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, less gain (loss) on extinguishment of debt, plus depreciation and amortization (D&A) (which includes D&A of property, plant and equipment and amortization of intangible and other assets), plus provision (benefit) for income taxes. Adjusted EBITDA is reported to show the impact of non-cash stock-based compensation, one time/non-cash or non-operating items-such as, one-time income or fees, loss (gain) on sale of a business and/or other property and equipment, certain fair market value (FMV) adjustments, and consulting costs associated with reliability and purchasing initiatives (Initiatives). We historically have performed Turnaround activities on an annual basis; however, we have moved towards extending Turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred.  Given these Turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year.

We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. In addition, we believe that certain investors consider adjusted EBITDA as more meaningful to further assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items.

EBITDA and adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the periods indicated. Adjusted EBITDA margin is calculated by taking adjusted EBITDA divided by Net Sales.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share have been adjusted for the impact of the closing of the Exchange Transaction on September 27, 2021 as well as the one time/non-cash or non-operating items referred to in the above section relating to Adjusted EBITDA.

LSB Industries, Inc.

Non-GAAP Reconciliations (continued)

LSB Consolidated ($ In Thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$103,399	$23,670	$162,165	$10,391
Plus:
Interest expense, net	11,584	12,290	21,539	24,662
Loss (gain) on extinguishment of debt	-	(10,000)	113	(10,000)
Depreciation and amortization	16,996	17,277	34,504	34,354
Provision (benefit) for income taxes	20,382	(248)	31,497	(206)
EBITDA	$152,361	$42,989	$249,818	$59,201

Stock-based compensation	1,365	1,063	2,168	1,776
Noncash (gain) on natural gas contracts	-	-	-	(1,205)
Legal fees (Leidos)	270	441	613	1,327
Loss on disposal of assets	852	91	806	174
Fair market value adjustment on preferred stock embedded derivatives	-	716	-	1,152
Turnaround costs	3,295	707	5,826	847
Adjusted EBITDA	$158,143	$46,007	$259,231	$63,272

LSB Industries, Inc.

Non-GAAP Reconciliations (continued)

	Three Months Ended			Six Months Ended June 30,
	June 30,
	2022		2021	2022	2021

	(In Thousands, Except Per Share Amounts)
Numerator:
Net income (loss) attributable to common stockholders	$	$ 103,399	$ 12,646	$ 162,165	$ (10,507)
Adjustments:
Dividend requirements on Series E Redeemable Preferred		-	10,213	-	19,724
Accretion of Series E Redeemable Preferred		-	513	-	1,024
Adjusted net income (loss) attributable to common stockholders		103,399	23,372	162,165	10,241
Other Adjustments:
Stock-based compensation		1,365	1,063	2,168	1,776
Noncash loss (gain) on natural gas contracts		-	-	-	(1,205)
Legal fees (Leidos)		270	441	613	1,327
Loss on disposal of assets		852	91	806	174
Fair market value adjustment on preferred stock embedded derivative		-	716	-	1,152
Turnaround costs		3,295	707	5,826	847
Adjusted net income (loss) attributable to common stockholders, excluding other adjustments	$	$ 109,181	$ 26,390	$ 171,578	$ 14,312
Denominator:
Adjusted weighted-average shares for basic net income (loss) per share and for adjusted net income (loss) per share (1)		88,181	37,031	88,301	37,162
Adjustment:
Unweighted shares, including unvested restricted stock subject to forfeiture		1,224	2,199	1,458	1,665
Outstanding shares, net of treasury, at period end for adjusted net income (loss) per share, excluding other adjustments		89,405	39,230	89,759	38,827

Basic net income (loss) per common share	$	$ 1.17	$ 0.34	$ 1.84	$ (0.28)

Adjusted net income (loss) per common share, excluding other adjustments	$	$ 1.22	$ 0.67	$ 1.91	$ 0.37

(1) Excludes the weighted-average shares of unvested restricted stock that are subject to forfeiture

Ammonia, AN, UAN Sales Price Reconciliation

The following table provides a reconciliation of total identified net sales as reported under GAAP in our consolidated financial statements reconciled to netback sales which is calculated as net sales less freight and other non-netback costs. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended June 30,
	2022	2021
	(In Thousands)
Ammonia, AN, Nitric Acid, UAN Net sales	$ 262,572	$ 125,179

Less freight and other	17,424	11,332

Ammonia, AN, UAN netback sales	$ 245,148	$ 113,847